Exhibit 2

For Immediate Release	28 December 2016

ANNOUNCEMENT

WPP plc (“WPP”)

Directors Interests

WPP was notified on 22 December 2016 of the following security arrangements on part of Sir Martin Sorrell’s ownership in ordinary shares of £0.10 each in WPP plc (ISIN: JE00B8KF9B49) (“WPP shares”):-

On 21 December 2016:

a)	Sir Martin and a member of his family, the Trustees of the family life interest trust “Sir Martin Sorrell Life Interest Settlement”, charged 2,589,233 WPP shares to HSBC Private Bank Limited (“HSBC”) as security for facilities made available to Sir Martin by HSBC, and previously charged to UBS Wealth Management Ltd (“UBS”);

b)	Sir Martin and a member of his family, the Trustees of the family life interest trust “Sir Martin Sorrell No.2 Life Interest Settlement”, charged 1,313,605 WPP shares to HSBC as security for facilities made available to Sir Martin by HSBC, and also previously charged to UBS; and

c)	Sir Martin charged 1,200,000 WPP shares to HSBC as security for facilities made available to Sir Martin by HSBC. These WPP shares were also previously charged to UBS as part of a larger security arrangement over 3,017,300 WPP shares.

The total number of WPP shares now charged to HSBC is 5,102,838. The total number of WPP shares previously charged to UBS and now free from charge was 6,920,138.

At today’s date, Sir Martin Sorrell and his family interests are interested in or have rights in 21,021,365 WPP shares (excluding the WPP shares owned by The JMCMRJ Sorrell Foundation) representing 1.641% of the issued share capital of WPP. At today’s date, The JMCMRJ Sorrell Foundation is interested in 3,525,936 WPP shares, representing 0.275% of the issued share capital of WPP.

This announcement is made in accordance with article 19 of MAR.

Contact:

Feona McEwan, WPP	+44(0) 20 7408 2204

Chris Wade, WPP

Marie Capes, WPP

Richard Oldworth, Buchanan Communications	+44 (0)7710 130634 / +44(0) 20 7466 5000

END